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                                                                   Exhibit 10(1)
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                    AMENDMENT TO RESTRICTED STOCK AGREEMENTS

                          PURSUANT TO 1992 STOCK PLAN

                           (Salary Increase Deferral)



        WHEREAS, the Corporation has entered into certain Restricted Stock Agreements (the "Agreements") pursuant to The Allen Group Inc. 1992 Stock Plan, as amended (the "Plan"), with certain key employees of the Corporation and its subsidiaries ("Key Employees"); and


        WHEREAS, the Committee anticipates that some of the restricted shares of Common Stock of the Corporation ("Restricted Shares") granted to certain of the Key Employees may vest during 1995; and


        WHEREAS, at its meeting to be held on February 23, 1995, the Board of Directors of the Corporation is expected to consider amendment of the Plan to provide that an employee realizing a benefit under the Plan may fulfill his or her obligation to pay any federal, state, local or foreign taxes required to be withheld through the relinquishment of a portion of such benefit (the "Plan Amendment"); and


        WHEREAS, subject to the adoption of the Plan Amendment by the Board of Directors, the Committee believes it would benefit the Corporation and be of assistance to the Key Employees if the Agreements were amended to provide for the application of a portion of the Restricted Shares that vest during the next six months to satisfy any federal, state, local or foreign taxes required to be paid in connection with the vesting of any such Restricted Shares during the next six months and, with respect to any Restricted Shares vesting after such six-month period, to provide the Key Employees with the ability to elect to relinquish to the Company a portion of their Restricted Shares that vest to satisfy such taxes;


        NOW, THEREFORE, BE IT RESOLVED, that the Agreements dated April 28, 1992, between the Corporation and each of Robert G. Paul, Robert A. Youdelman, James L. LePorte, III, John C. Martin, III, Ed Cohen, Erik van der Kaay, Frank Hyson and Raymond Scanlon; the Agreements dated November 30, 1993, between the Corporation and each of Peter Mailandt, Michael Morin, Robert Cameron, John Burk, McDara P. Folan, III, Alan Amira and Pedro del Cuadro; and the Agreement dated September 23, 1994, between the Corporation and John P. Kepple, be amended by deleting Section 3(c) in its entirety and inserting therefor the following:


           "(c) As soon as practicable after the restrictions with respect to any installment of Restricted Shares lapse (i) at the end of the period applicable to such installment set forth in paragraph 3(a) above (the "Restriction Period") or (ii) pursuant to paragraphs 3(b) or 5 hereof, the Company will deliver to the Employee, or the Employee's legal representative in case of the Employee's death, promptly after surrender of the Employee's certificate(s) for the Restricted Shares to the Treasurer of the Company, the certificate or certificates for such shares free of any legend or further restrictions together with a new certificate representing any remaining Restricted Shares. In the event restrictions with respect to any installment of Restricted Shares lapse prior to or on September 30, 1995, the Employee shall relinquish to the Company, and the Company shall withhold from the Employee (or any person entitled to act under this paragraph 3(c)), that portion of such
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      Restricted Shares which, when multiplied by the Closing Price on the date such restrictions lapse, equals in value the estimated amount of federal, state, local or foreign taxes required to be paid in connection with the lapsing of restrictions with respect to such Restricted Shares based on the Employee's estimated maximum marginal tax rates;
      provided, however, that the maximum number of Shares that will be withheld shall not exceed 47 percent of such Restricted Shares. After September 30, 1995, it shall be a condition to the obligation of the Company to issue or transfer shares of Common Stock upon the lapse of restrictions with respect to any installment of Restricted Shares that the Employee (or any person entitled to act under this paragraph 3(c)) pay to the Company, or elect to relinquish to the Company a portion of such Restricted Shares equal in value to, such amount as may be required by the Company for the purpose of satisfying its liability to withhold federal, state, local or foreign income or other taxes by reason of such issuance or transfer. Any such election shall be subject to approval by the Company's Management Compensation Committee, or any successor thereto. If the amount required is not paid or authorized to be relinquished and withheld from such Restricted Shares, the Company may refuse to issue or transfer shares of Common Stock. Furthermore, subject to the approval of the Company's Management Compensation Committee, in connection with the vesting of any Restricted Shares after September 30, 1995, the Employee (or any person entitled to act under this paragraph 3(c)) may likewise elect to relinquish to the Company an additional portion of such Restricted
      Shares up to an amount equal in value to the estimated amount of federal, state, local or foreign income or other taxes to be paid in connection with the lapsing of restrictions on such Restricted Shares with respect to which withholding by the Company is not required based on the Employee's estimated maximum marginal tax rates; provided, however, that the maximum number of Shares that may be withheld shall not exceed 47 percent of such Restricted Shares. The Company shall pay to the governmental entities designated by the Employee (or any person entitled to act under this paragraph 3(c)) the amounts designated by such Employee (or any person entitled to act under this paragraph 3(c)) pursuant to this paragraph 3(c)."

      FURTHER RESOLVED, that unless and until otherwise determined by this Committee, all elections provided for in the foregoing amendment are hereby approved.


      FURTHER RESOLVED, that the foregoing amendment to the Agreements shall be subject to, and effective only upon the adoption of, the Plan Amendment by the Board of Directors as described in the foregoing resolutions.


      FURTHER RESOLVED, that the officers of the Corporation, and each of them, hereby are authorized to do and perform any and all acts and to execute and deliver any and all plan documents, amendments, agreements or other instruments as they may deem necessary or advisable to effectuate the foregoing resolutions, and any actions taken by the officers of the Corporation, or any of them, in furtherance of the foregoing resolutions are hereby ratified and confirmed as the actions of the Corporation.